As filed with the Securities and Exchange Commission on August 9, 2011
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Medicis Pharmaceutical Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1574808
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

7720 North Dobson Road
Scottsdale, Arizona 85256-2740
(Address of Principal Executive Offices including Zip Code)

MEDICIS PHARMACEUTICAL CORPORATION
AMENDED AND RESTATED 2006 INCENTIVE AWARD PLAN
(Full Title of the Plan)

Richard D. Peterson	Copy to:
Executive Vice President,	Charles K. Ruck, Esq.
Chief Financial Officer	Latham & Watkins LLP
and Treasurer	650 Town Center Drive, Twentieth Floor
7720 North Dobson Road	Costa Mesa, California 92626-1925
Scottsdale, Arizona 85256-2740	(714) 540-1235
(602) 808-8800

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Securities to	to be	Offering Price	Offering	Registration
be Registered (1)	Registered(2)	Per Share(3)	Price(3)	Fee
Class A common stock, par value $0.014	1,000,000	$32.05	$32,050,000	$3,721.01

(1)	Each share of our Class A common stock being registered hereunder, if issued prior to the termination of the Company’s Amended and Restated Rights Agreement dated August 17, 2005, will include one preferred stock purchase right. Prior to the occurrence of certain events, the preferred stock purchase rights will not be exercisable or evidenced separately from the Class A common stock.

(2)	The Medicis Pharmaceutical Corporation Amended and Restated 2006 Incentive Award Plan, formerly known as the “Medicis 2006 Incentive Award Plan” (as amended and restated, the “Amended and Restated Plan”) authorizes the issuance of not more than 10,500,000 shares of the Registrant’s Class A common stock, par value $0.014, of which 1,000,000 shares are being registered hereunder and 9,500,000 have been previously registered. In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Class A common stock which become issuable under the Amended and Restated Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price for the shares of our Class A common stock set forth in this Registration Statement are based upon the average of the high and low trading prices of our Class A common stock, as reported on the New York Stock Exchange on August 5, 2011.
Proposed issuances to commence as soon after the effective date of the Registration Statement as practicable.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Registration of Additional Securities
Experts
Item 8. Exhibits
SIGNATURES
INDEX TO EXHIBITS
EX-5.1
EX-23.2

INTRODUCTION
     On May 17, 2011, our stockholders approved the Amended and Restated Plan, which, among other things, increased the number of authorized shares of our Class A common stock, par value $0.014 per share (“Common Stock”), that may become issuable under the Amended and Restated Plan by 1,000,000 shares.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Registration of Additional Securities
          The Amended and Restated Plan authorizes the issuance of not more than 10,500,000 shares of Common Stock. We previously registered 5,000,000 shares, 2,500,000 shares and 2,000,000 shares issuable under the Amended and Restated Plan by Registration Statements on Form S-8 filed with the Commission on July 10, 2006, Registration No. 333-135675, July 3, 2007, Registration No. 333-144334, and June 3, 2009, Registration Statement No. 333-159714, respectively (collectively, the “Prior Registration Statements”). Under this Registration Statement, we are registering an additional 1,000,000 shares of Common Stock issuable under the Amended and Restated Plan. The contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded thereby or by any subsequently filed document that is incorporated by reference herein or therein.
Experts
          The consolidated financial statements of Medicis Pharmaceutical Corporation (the “Company”) appearing in our Annual Report (Form 10-K) for the year ended December 31, 2010 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Item 8. Exhibits
See Index to Exhibits herein.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant, Medicis Pharmaceutical Corporation, a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 9th day of August, 2011.

Medicis Pharmaceutical Corporation

By:	/s/ Jonah Shacknai Jonah Shacknai
Chairman of the Board and
Chief Executive Officer
POWER OF ATTORNEY
          Each person whose signature appears below hereby authorizes and appoints Jonah Shacknai and Richard D. Peterson, or either of them, as attorneys-in-fact and agents with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as of August 9, 2011.

SIGNATURE	TITLE

/s/ Jonah Shacknai Jonah Shacknai	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Richard D. Peterson Richard D. Peterson	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)

/s/ Arthur G. Altschul, Jr. Arthur G. Altschul, Jr.	Director

/s/ Spencer Davidson Spencer Davidson	Director

/s/ Stuart Diamond Stuart Diamond	Director

/s/ Peter S. Knight, Esq. Peter S. Knight, Esq.	Director

/s/ Michael A. Pietrangelo Michael A. Pietrangelo	Director

/s/ Philip S. Schein, M.D. Philip S. Schein, M.D.	Director

/s/ Lottie H. Shackelford Lottie H. Shackelford	Director

INDEX TO EXHIBITS
EXHIBIT

4.1	Amended and Restated Rights Agreement, dated as of August 17, 2005, between the Company and Wells Fargo Bank, N.A., as Rights Agent (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on August 18, 2005)

4.2	Indenture, dated as of August 19, 2003, by and between the Company, as issuer, and Deutsche Bank Trust Company Americas, as trustee (Incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC on September 10, 2004)

4.3	Indenture, dated as of June 4, 2002, by and between the Company, as issuer, and Deutsche Bank Trust Company Americas, as trustee (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2002)

4.4	Supplemental Indenture dated as of February 1, 2005 to Indenture dated as of August 19, 2003 between the Company and Deutsche Bank Trust Company Americas as trustee (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 filed with the SEC on May 10, 2005)

4.5	Registration Rights Agreement, dated as of June 4, 2002, by and between the Company and Deutsche Bank Securities Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2002)

5.1+	Opinion of Latham & Watkins LLP regarding the legality of the securities being registered

23.1+	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2+	Consent of independent registered public accounting firm

24+	Power of Attorney (included in the signature page to this Registration Statement)

99.1	Medicis Pharmaceutical Corporation Amended and Restated 2006 Incentive Award Plan (Incorporated by reference to Appendix A of the Definitive Proxy Statement on Schedule 14A filed with the SEC on April 6, 2011)

+	Filed herewith